                                                                    Exhibit 10.4
                              AMENDED AND RESTATED
                              --------------------
                                   AGREEMENT
                                   ---------

        This Amended and Restated Agreement (the "Agreement") is made effective as of the 30th day of September, 1992 by and between SYMBOL TECHNOLOGIES, INC., a Delaware corporation having its principal place of business at 116 Wilbur Place, Bohemia, New York 11716, MSI DATA CORPORATION, a Delaware corporation wholly-owned by Symbol Technologies, Inc. also having its principal place of business at 116 Wilbur Place, Bohemia, New York 11716, and TELXON CORPORATION, a Delaware corporation having its principal place of business at 3330 West Market Street, Akron, Ohio 44333.


                                R E C I T A L S:
                                ---------------

        WHEREAS, Symbol is, and has been, engaged in the design, development, manufacture and sale of electronic equipment, including devices for scanning bar code symbols and, more particularly, has designed, developed, manufactured and is selling hand-held laser scanner devices of various types;


        WHEREAS, Telxon is, and has been, engaged in the design, manufacture, integration, marketing and servicing of portable teletransaction computers and peripheral equipment, including printers, modems, battery chargers, wands, radio devices, receivers and similar equipment, some of which utilize hand-held laser scanner devices as an constituent part thereof;


        WHEREAS, Symbol and Telxon are parties to an OEM Agreement, dated January 1984 (the "OEM Agreement"), a Service Agreement, dated April 8, 1988 (the

"Service Agreement"), and a Settlement Agreement, dated as of October 16, 1988 (the "Settlement Agreement");


        WHEREAS, in order to implement certain terms of the Settlement Agreement, Symbol, MSI and Telxon entered into an Agreement, dated November 4, 1988 (the "Supply and License Agreement", and the date thereof being referred to as the "Original Effective Date"), including a license to Telxon under certain patents owned by Symbol and MSI and providing for the purchase by Telxon from Symbol and MSI of certain products incorporating such technology;


        WHEREAS, the Supply and License Agreement terminated and superseded the OEM Agreement and the Service Agreement;


        WHEREAS, in order to proceed with both present and future product development and marketing plans for integrated laser scanning terminal products, Telxon is now desirous of having access to and taking an express field of use license under certain additional U.S. and corresponding foreign patents and patent applications of Symbol relating to integrated bar code scanning terminals;


        WHEREAS, Symbol is willing to terminate and supersede the license of Symbol's U.S. Patent No. 4,758,717 in the Supply and License Agreement and to grant a new license under U.S. Patent No. 4,758,717 and an express field of use license under the additional Symbol patents desired by Telxon, solely in consideration of royalty payments to be made to Symbol as set forth hereunder, and MSI is willing to continue the licenses to Telxon of the other patents covered by the Supply and License Agreement; and


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

        WHEREAS, upon the terms and conditions hereinafter set forth, Symbol, MSI and Telxon are willing to amend and restate the Supply and License Agreement in its entirety;


        NOW, THEREFORE, in consideration of the premises, Symbol, MSI and Telxon hereby agree as follows:


ARTICLE 1 - DEFINITIONS


        1.1 "Amendment Effective Date" shall mean the date of this Agreement first indicated above.


        1.2 "Asian Territory" shall mean the countries set forth in Exhibit A attached hereto and made a part hereof.


        1.3 "Datawand Patents" shall mean U.S. Patent No. 4,471,218 and any and all counterpart foreign patent applications and patents heretofore or hereafter filed corresponding to said patent, including, without limitation, those foreign patent applications and patents listed on Exhibit B attached hereto and made a part hereof.


        1.4 "Field" shall mean the exercise of the Symbol Patents to make, have made, use, sell, lease, integrate, repair, maintain, service, support, reconstruct, reconfigure, upgrade and enhance Integrated Terminals for reading bar code symbols and performing data processing operations on data represented by symbols which have been read, wherein the laser scanning bar code reader portion of such Integrated Terminal cannot be detached or removed from the Integrated Terminal except for factory maintenance, reconfigurability or attachment to another Licensee Integrated Terminal; provided that the making (or having made) of a Laser Scanning Engine (as defined herein) is not licensed hereunder and shall not be deemed to be within the Field to the extent that such Laser Scanning Engine, parts, components or subassemblies thereof, or the method of manufacture thereof are covered by a claim or claims in any issued patent of Symbol, whether now or hereafter existing, including claims contained in any of the Licensed Patent Rights. Moreover, except as otherwise authorized in writing by Symbol, the laser scanning bar code reader portion of an Integrated Terminal is not licensed hereunder to be separately sold, leased or provided by Licensee except for warranty, maintenance or repair purposes or as otherwise expressly permitted by this Agreement. Furthermore, Licensee is not licensed pursuant to this Agreement, and it shall not be deemed to be within the scope of the license hereunder, to detach the laser scanning bar code reader portion from the Integrated Terminal for use as a separately functioning laser scanner bar code reader or portion of a separately functioning bar code reading system, except as otherwise authorized in writing by Symbol.


        1.5 "Hester Patents" shall mean U.S. Patent No. 3,925,639 and any and all counterpart foreign patent applications and patents heretofore or hereafter filed corresponding to said patent, including, without limitation, those foreign patent applications and patents listed on Exhibit C attached hereto and made a part hereof.

        1.6 "Hester Products" shall mean, individually or collectively as appropriate, hand-held portable computer products of Licensee or its successor with a non-laser based barcode instrument, excluding MSI Datawand products.


        1.7 "Integrated Terminal" shall mean a one-piece integrated unit incorporating (as integrated components in the same case) a laser scanning bar code reader, a computing device including memory for receiving and processing data scanned by the bar code reader, a keyboard with full numeric and/or alphanumeric keys or their functional equivalents operable with said computing device, a display consisting of at least two lines of multiple character display operable with said computing device and an integrated power source permitting portable or movable operation, the unit being designed and sold to users for combined use both as a bar code reader and as a computing terminal, and optionally including (as integrated components in the same case or interchangeable and detachable attachments affixed or connected thereto) printers, batteries, or other non-laser scanning devices, provided that the total cost of manufacturing such integrated unit (including parts, labor, and overhead), less the cost of the Laser Scanning Engine incorporated therein, is at least equal to 45% of the total cost of manufacturing such integrated unit as determined on the basis of Licensee's standard cost system, applied consistently with prior periods. An integrated unit that incorporates a CCD bar code reader, or a non-laser light source (such as an LED) for reading bar code symbols, is expressly excluded from "Integrated Terminals" as defined herein.


        1.8 "Laser Products" shall mean any product of Licensee or its successor which is licensed under the Symbol Patents pursuant to this Agreement and is covered by a valid and subsisting claim or claims of the Symbol Patents as manufactured or sold, or when installed, or which, when installed (as a new installation or for conversion of an existing installation), is used or to be
used in practicing any claim or claims of the Symbol Patents.   Products of
Licensee or its successor that do not include a laser light source are expressly excluded from "Laser Products" and are not licensed hereunder.


        1.9 "Laser Scanning Engine" shall mean (a) any device or product or category of device or product which is capable of reading bar codes, including a laser light source and optical elements for producing a scanning beam for scanning a bar code symbol and a detector for receiving reflected light from the symbol and for producing electrical signals corresponding to data represented by such symbol, such device or product including (without limiting the generality of the foregoing) any and all subject matter disclosed in the specification and drawing of the patent applications and patents included in the Symbol Patents, and (b) parts, components, subassemblies, circuit elements or materials primarily designed for use in any of the devices and products of (a) above.


        1.10 "Licensee" or "Telxon" shall mean Telxon Corporation and its Subsidiaries.


        1.11 "Licensed Patent Rights" shall mean, individually or collectively as appropriate, the Symbol Patents, the Hester Patents and the Datawand Patents.


        1.12 "MSI" shall mean MSI Data Corporation and its Subsidiaries.

        1.13 "Net Sales Value" shall mean, in the case of a sale or lease to a third party at arm's length for monetary consideration, Licensee's gross invoice price to the customer for each Royalty Bearing Product, less allowances for returns of products sold or leased (provided that no allowance may be subtracted for a product returned upon the expiration or termination by Licensee of a lease thereof) and less (to the extent separately stated on the invoices):

                (1)     cash and other trade discounts,

                (2)     shipping, customs and insurance charges,

                (3) sales, use, value added, withholding and similar taxes, and


                (4) the cost to Licensee of each Laser Scanning Engine incorporated into the Royalty Bearing Product which was purchased from Symbol, and only from Symbol.


        Net Sales Value shall be calculated based upon the aggregate gross invoice price of all integrated components in the Royalty Bearing Product ordered by the customer, and integrated components, if any, such as embedded integrated circuits and printed circuit cards necessary to the operation of such Royalty Bearing Product ordered by said customer (excluding customers who are resellers or distributors of Royalty Bearing Products) within ninety (90) days of the order for such Royalty Bearing Product, but not including any external peripheral devices, such as battery chargers, that are not necessary to the operation of the Royalty Bearing Product.


        In the case of a sale or lease of a Royalty Bearing Product which is integrated in an array or package, or integrated as part of a system or subsystem made up of a plurality of parts, wherein the Royalty Bearing Product is not separately priced, or a transfer of a Royalty Bearing Product to a purchaser which does not deal at arm's length with Licensee, or a transfer by Licensee for other than monetary consideration, or the use of a Royalty Bearing Product by Licensee, Net Sales Value shall be calculated based upon the price at which Licensee sells or leases comparable quantities of the Royalty Bearing Product at substantially the same time to purchasers dealing at arm's length.


        1.14 "Party" shall mean any of Symbol, MSI or Licensee. "Parties" shall mean Symbol, MSI and Licensee, collectively.


        1.15 "Royalty Bearing Product" shall mean, individually and collectively as appropriate, Laser Products, Hester Products and Wand Products.


        1.16 "Royalty Expiration Date" shall mean for purposes of determining the running royalties due under Section 6.2(a) with respect to the Symbol Patents and under Section 6.3 with respect to the Datawand Patents for Royalty Bearing Products made, had made, used, sold or leased by Licensee in a jurisdiction covered by an issued patent included among the Symbol Patents or the Datawand Patents, as applicable, the date of the last to expire of the patents included among the Symbol Patents or Datawand Patents, respectively, issued in that jurisdiction.


        1.17 "Subsidiary" shall mean a corporation, company, or other entity more than fifty percent (50%) of whose outstanding shares or securities (representing the right, other than as affected by events of default, to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a Party hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only at such time and for so long as such ownership or control exists.


        1.18 "Symbol" shall mean Symbol Technologies, Inc. and its Subsidiaries (including, but not limited to, MSI).


        1.19 "Symbol Patents" shall mean U.S. Patent Nos. 4,758,717; 4,387,297; 4,593,186; 5,130,520; and 4,460,120 and any and all counterpart foreign patent applications and patents heretofore or hereafter filed corresponding to any of said patents, including, without limitation, those foreign patent applications and patents listed on Exhibit D attached hereto and made a part hereof. No continuations or divisions of any such patents are included within the scope of the license of the Symbol Patents pursuant to this Agreement.

        1.20 "Wand Products" shall mean any product of Licensee or its successor which is licensed under the Datawand Patents pursuant to this Agreement and is covered by a valid and subsisting claim or claims of the Datawand Patents as manufactured or sold, or when installed, or which, when installed (as a new installation or for conversion of an existing installation), is used or to be used in practicing any claim or claims of the Datawand Patents.


ARTICLE 2 - TERMINATION OF PRIOR AGREEMENTS


        The OEM Agreement and the Service Agreement were terminated by mutual consent and superseded by the Supply and License Agreement, which Supply and License Agreement is in turn being superseded by this Agreement.


ARTICLE 3 - LICENSE GRANT:      HESTER PATENTS


        3.1 MSI granted to Telxon on the Original Effective Date, and Licensee shall continue from and after the Amendment Effective Date to enjoy, subject to the terms of this Agreement, a personal, non-transferable (except as provided in Article 11), non-exclusive, worldwide license during the respective lives of the Hester Patents (including any extensions or renewals thereof), to make, have made, use, sell, lease, integrate, repair, maintain, service, support, reconstruct, reconfigure, upgrade and enhance products covered by the claims of the Hester Patents. MSI shall advise Licensee promptly in writing of each foreign patent application filed or foreign patent issued corresponding to U.S. Patent No. 3,925,639 in addition to those listed on Exhibit C attached hereto.


        3.2 No right or license is granted by this Agreement, either expressly or by implication, to sublicense the Hester Patents, except that Licensee's VARs and their and Licensee's customers and subsequent transferees shall have an implied perpetual license to use products purchased or leased from Licensee or any such VAR and to practice the methods claimed under the Hester Patents with such products.


ARTICLE 4 - LICENSE GRANT:      SYMBOL PATENTS


        4.1 Subject to the terms of this Agreement, Symbol hereby grants to Licensee a personal, non-transferable (except as provided in Article 11), non-exclusive, worldwide license during the respective lives of the Symbol Patents to make (but not to have made, except as provided in Section 4.2), use, sell, lease, repair, integrate, maintain, service, support, reconstruct, reconfigure, upgrade and enhance products covered by any claim of the Symbol Patents only in the Field. Symbol shall advise Licensee promptly in writing of each foreign patent application filed or foreign patent issued corresponding to any of U.S. Patent Nos. 4,758,717; 4,387,297; 4,593,186; 5,130,520; and 4,460,120 in
addition to those listed on Exhibit D attached hereto.


        4.2 Symbol hereby grants to Licensee a personal, non-transferable (except as provided in Article 11), non-exclusive, worldwide license during the respective lives of the Symbol Patents, subject to the terms of this Agreement, to have (i) Eltech Manufacturing Incorporated, of Singapore; (ii) any company whose manufacturing facilities are located in Europe or North America; and (iii) any other company approved in writing by Symbol, make products covered by the claims of the Symbol Patents only in the Field, provided such products are manufactured exclusively by such manufacturers for Licensee for resale or leasing by Licensee or any of its VARs to third parties other than such manufacturers or a subsidiary or affiliate thereof under trademarks or trade names, or under a private label for customers, of Licensee or one of Licensee's VARs, and provided further that such products are made solely to Licensee's own design and specifications.


        4.3 No right or license is granted by this Agreement, either expressly or by implication, to sublicense the Symbol Patents, except that Licensee's VARs and their and Licensee's customers and subsequent transferees shall have an implied perpetual license to use, sell and lease products purchased or leased from Licensee or any such VAR in the Field and to practice the methods claimed under the Symbol Patents in the Field with such products.


        4.4 No right or license is granted by this Agreement, either expressly or by implication, (i) to use the Symbol Patents for the development, manufacture, use, sale or lease of products covered by the claims of the Symbol Patents for applications outside of the Field, or (ii) to the extent the activities described in this clause (ii) constitute "reconstruction" (as distinguished from "repair") which under judicial precedents would constitute an infringement in the absence of a license under the applicable patent, to reconstruct, reconfigure, upgrade and/or enhance products covered by the claims of the Symbol Patents for applications outside of the Field, or (iii) to practice methods claimed by any claim of any of the Symbol Patents for applications outside of the Field. Notwithstanding any other term of this Agreement, no right or license is granted by this Agreement, either expressly or by implication, estoppel, or otherwise under any other Symbol patent, patent application, or patent right, whether in the same field or in a related field, including any right or license under any Symbol patents, whether now or hereafter existing, pertaining to and claiming a Laser Scanning Engine, components or subassemblies thereof, or its method of manufacture, whether or not such patents pertain to or claim the subject matter disclosed in the Symbol Patents.


        4.5 Notwithstanding any other term of this Agreement, Symbol shall retain the right to use the Symbol Patents for any purpose, including the development, manufacture, use and sale of products in the Field.


        4.6 Licensee agrees to mark all Royalty Bearing Products manufactured after the Amendment Effective Date pursuant to the license of the Symbol Patents granted herein with the word "patent" or the abbreviation "pat" together with the number or numbers of the applicable licensed patents in the manner prescribed in 35 U.S.C. 287, provided that Licensee and Licensee's VARs shall not be precluded by the foregoing marking requirement from manufacturing, using, selling or leasing, after the Amendment Effective Date, Royalty Bearing Products which they have made or ordered, or which utilize cases, parts, components or subassemblies which they made or ordered, prior to the Amendment Effective Date which are not so marked. For example, for products manufactured or distributed in the United States, the products shall be marked "U.S. Pat. 4,758,717."


ARTICLE 5 - LICENSE GRANT:      DATAWAND PATENTS


        5.1 MSI granted to Telxon on the Original Effective Date, and Licensee shall continue from and after the Amendment Effective Date to enjoy, subject to the terms of this Agreement, a personal, non-transferable (except as provided in Article 11), non-exclusive, worldwide license during the respective lives of the Datawand Patents, to make, have made, use, sell, lease, integrate, repair, maintain, service, support, reconstruct, reconfigure, upgrade and enhance
products covered by the claims of the Datawand Patents.   MSI  shall  advise
Licensee promptly in writing of each foreign patent application filed or foreign patent issued corresponding to U.S. Patent No. 4,471,218 in addition to those listed on Exhibit B attached hereto.


        5.2 No right or license is granted by this Agreement, either expressly or by implication, to sublicense the Datawand Patents, except that Licensee's VARs and their and Licensee's customers and subsequent transferees shall have an implied perpetual license to use products purchased or leased from Licensee or any such VAR and to practice the methods claimed under the Datawand Patents with such products.


ARTICLE 6 - ROYALTIES


        6.1 In addition to the $7 million which Telxon paid to MSI under the Settlement Agreement as a partially prepaid royalty for the license of the Hester Patents, Telxon has since the Original Effective Date been, and Licensee shall continue from and after the Amendment Effective Date to be, obligated also to pay to MSI, as an additional royalty with respect to the license of the Hester Patents, an amount equal to 1% of the Net Sales Value of all Hester Products manufactured, used, sold or leased by Telxon in the United States after the Original Effective Date until December 9, 1992 for all cumulative net sales of Hester Products in excess of $500 million. The Parties acknowledge and agree

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that Hester Products are being used as the royalty base under this Section 6.1, rather than products covered by the claims of the Hester Patents, for the mutual convenience of the Parties in computing royalties. In the event each and every claim of the Hester Patents which covers a product manufactured, used, sold or leased by Licensee is held invalid by a court of competent jurisdiction from which there is no further appeal, Licensee's obligation to pay the 1% royalty provided above shall be terminated as of the date of entry of judgment by such court with respect to the manufacture, use, sale or lease of Hester Products in the territories subject to the jurisdiction of such court, but in no event shall the invalidity of the Hester Patents entitle Telxon to any refund, setoff or credit (other than in respect any royalties paid under this Section 6.1 subsequent to any such judgment of invalidity with respect to Hester Products manufactured, used, sold or leased in the territories subject to the jurisdiction of the court entering such judgment) with respect to the $7 million payment made under the Settlement Agreement, or any other payment made under the Sale and License Agreement or this Agreement.


        6.2 For the license of the Symbol Patents, Licensee shall make payments as follows:


        (a) a running royalty payment to Symbol of seven and one-half percent (7 1/2%) of the Net Sales Value of all Laser Products made, had made, used, sold, or leased by Licensee after the Amendment Effective Date in any jurisdiction then covered by any patent included among the Symbol Patents issued in that jurisdiction until the applicable Royalty Expiration Date (which running royalty Telxon has been obligated under the Supply and License Agreement to pay

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to Symbol since the Original Effective Date with respect to products covered by the Symbol Patent (as defined in the Supply and License Agreement) manufactured, used, sold, or leased by Telxon in the United States), and


        (b) in addition to the foregoing running royalty payment, a one-time, start-up, non-refundable fixed license fee for the license of the Symbol Patents pursuant to this Agreement in the amount of $2,800,000, payable upon execution of this Agreement, at the office of Symbol specified below; provided, however, that in the event each and every claim of the applicable Symbol Patents which covers a Laser Product- manufactured, used, sold or leased by Licensee pursuant to this Agreement is held invalid by a court of competent jurisdiction from which there is no further appeal, Licensee's obligation to pay the 7 1/2% running royalty provided above shall be terminated as of the date of entry of judgment by such court with respect to the manufacture, use, sale and lease of Laser Products in the territories subject to the jurisdiction of such court. In the event a Telxon product is both a Hester Product and a Laser Product, royalties shall be payable pursuant to both Sections 6.1 and this Section 6.2.


        6.3 For the license of the Datawand Patents, Telxon has since the Original Effective Date been obligated to pay to MSI a royalty based upon the Net Sales Value of all Wand Products manufactured and used, sold, or leased by Telxon in the United States and effective from and after the Amendment Effective Date shall be obligated to pay to MSI a royalty based upon the Net Sales Value of all Wand Products manufactured and used, sold, or leased by Licensee in any

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jurisdiction then covered by any patent included among the Datawand Patents
issued in that jurisdiction until the applicable Royalty Expiration Date.   In
the event each and every claim of the Datawand Patents which covers a product manufactured, used, sold or leased by Telxon is held invalid by a court of competent jurisdiction from which there is no further appeal, Telxon's obligation to pay the royalty provided below shall be terminated as of the date of entry of judgment by such court with respect to the manufacture, use, sale or lease of Wand Products in the territories subject to the jurisdiction of such
court.   The royalty payable with respect to the Datawand Patents shall  be computed as follows:


               Cumulative Net Sales                Royalty Rate
               --------------------                ------------
                $0 to $25 million                     10%
                $25 million to $100 million        7 1/2%
                over $100 million                      5%



        6.4 Royalties based on Net Sales Value shall accrue at the date of the invoice or the date of other disposition of a Royalty Bearing Product by Licensee. Such royalties shall also accrue, with respect to any Royalty Bearing Product previously sold, leased or otherwise disposed of by Licensee which is later reconstructed, reconfigured, upgraded or enhanced by Licensee in a manner which would constitute "reconstruction" (as distinguished from "repair") which under judicial precedents would constitute an infringement in the absence of a license under the applicable patent, at the date of the invoice for such reconstruction, reconfiguration, upgrade or enhancement based on the incremental Net Sales Value of the reconstruction, reconfiguration, upgrading or enhancement constituting such "reconstruction."


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        6.5 Royalties based on the Net Sales Value of Royalty Bearing Products shall be paid quarterly within sixty (60) days after the end of the calendar quarter in which they accrue and shall be accompanied by a report setting forth the computation of the royalty payment for such quarter, listing for each category of Royalty Bearing Products the number of units sold or leased in 500 unit ranges disclosing the low end and the high end of such range. Royalty payments shall be computed in U.S. Dollars and paid in such currency at the office of Symbol specified in Article 12 below. Such royalty payments shall be reduced by any itemized credit listed in a royalty report for any royalties previously paid with respect to any Royalty Bearing Products sold or leased by Licensee and subsequently returned (provided that no credit may be subtracted for a product returned upon the expiration or termination by Licensee of a lease thereof).


        6.6 In connection with such royalty payments, the sales and accounting records of Licensee shall be available, during usual business hours and upon reasonable notice, for inspection by a nationally recognized firm of independent public accountants selected by Licensee's and Symbol's independent auditors for the purpose of verifying such reports; provided, however, that such independent public accountants shall not in connection with such inspection transmit to Symbol or MSI any competitive information, including, without limitation, customer and pricing information and cost of goods sold.


        6.7 Licensee is hereby apprised that Symbol is conducting business in Asia through an affiliate, Olympus Symbol, Inc., and that pursuant to agreements pertaining to such affiliate, sales of all Integrated Terminals under this Agreement sold into the Asian Territory must be reported to Symbol for internal account reconciliation with such affiliate. Accordingly, Licensee is requested to make its best efforts to report to Symbol in writing with each royalty report the portion of the royalty paid in that quarter resulting from transaction
involving  Integrated Terminals  shipped to the Asian Territory.   Licensee's
compliance or non-compliance with this Section 6.7, or the accuracy of such reports, shall not be grounds for early termination of this Agreement by Symbol or otherwise affect any of the rights and licenses granted by Symbol and MSI under this Agreement.


        6.8 Upon notice by Licensee to Symbol of an infringement by a third party of U.S. Patent No. 4,758,717, Symbol shall promptly bring legal action to enforce its rights against such third-party infringer but only to the extent that such infringer has at least a ten percent share of the market for the infringed product (such market consisting of all units covered by the infringed patent which are manufactured, used, sold or leased by the patentee, all licensees and sublicensees and any and all other persons and entities, including but not limited to the third-party infringer), and that no more than one such
action shall be brought at a time.   In the event Symbol should fail or refuse
to promptly enforce such rights, Licensee shall have the right to suspend its payment of royalties in respect of the rights infringed and to pay such royalties into an escrow account until such infringed rights are enforced by Symbol.





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

        6.9 Symbol hereby covenants not to sue Licensee or any of its VARs or its or their customers for any claim of infringement of any patent owned by Symbol, whether now or hereafter existing, by Telxon's Model 960 Integrated Terminals (with and without radio). Nothing in this Section 6.9 shall limit or restrict Symbol's right to seek any and all remedies it may have under this Agreement or otherwise with respect to any future breach of this Agreement.


ARTICLE 7 - TELXON PURCHASES OF PRODUCTS


        7.1 By letter dated September 28, 1992 (the "Order Letter"), a copy of which is attached hereto as Exhibit E, Telxon placed an order with Symbol for Symbol's LS-20 scan board (LS-20-1024A) in the aggregate amount of Two Million Dollars ($2,000,000), at the price of $160 per scan board. By executing this Agreement, Telxon and Symbol acknowledge and agree that, effective upon such mutual execution, the Order Letter is firm and irrevocable and that the terms and conditions of the order evidenced thereby (other than quantity and price, which shall be as set forth in the Order Letter and recited above in this
Section 7.1) shall be on the same terms and conditions as those applicable to the most recent purchase of products made by Telxon from Symbol prior to the Order Letter (the "Pre-existing T&Cs").


        7.2 Until April 2, 1993, Telxon shall be permitted to return to Symbol for credit up to 2,161 new and unused units of Symbol model LS 7000 and LS 8100 bar code scanners purchased from Symbol by Telxon and presently held by Telxon in inventory. The credit shall amount to $60 per unit returned by Telxon and shall be available only as a credit against the purchase by Telxon of Symbol model LS 2000 and LS 8500 bar code scanners from Symbol as specified hereunder under purchase orders released after July 1, 1992 for delivery on or before April 30, 1993.


        7.3 Symbol shall sell and deliver to Telxon up to an aggregate of 2,161 model LS 2000 and LS 8500 bar code scanners as Telxon may desire to purchase from time to time on or before April 30, 1993. Telxon shall purchase and accept delivery of such products on or before April 30, 1993 in accordance with purchase order releases issued by Telxon. Symbol shall promptly acknowledge the purchase order quantity and shipping dates after receipt of each purchase order from Telxon.


        7.4 The Pre-existing T&Cs shall apply to all Symbol products purchased pursuant to purchase orders issued under Section 7.3. Symbol hereby confirms that the warranty period for such products shall be one (1) year from the date of receipt thereof by Telxon.


        7.5 All agreements between Telxon and Symbol for the sale of products by Symbol to Telxon pursuant to purchase orders issued pursuant to this Agreement shall be governed exclusively by the terms and conditions of the purchase orders for such products, provided that in the event of any conflict between this Agreement and any releases, purchase orders, acceptances, correspondence, memoranda or other documents for or relating to such sales of products exchanged by Telxon and Symbol during the term of this Agreement which are not executed by duly authorized representatives of both of the parties to a particular sale, this Agreement shall govern and prevail.

        7.6 Symbol shall not alter or deviate from the specifications or design of the Symbol products available to Telxon under Section 7.3, or major components thereof, in any manner which affects the form, fit or functional interchangeability or operation of such products without at least 90 days prior written notice to Telxon.


        7.7 The prices for the Symbol products available to Telxon under Section
7.3 are set forth in Exhibit F attached hereto and made a part hereof. Symbol hereby warrants that the prices granted by Symbol to Telxon under this Article 7 are the best prices available to comparable customers for comparable quantities of such products under the same or similar terms and conditions.


        7.8 Telxon agrees and warrants that the Symbol laser scanning products it has purchased pursuant to the Supply and License Agreement and those it purchases pursuant to this Article 7 shall be used by Telxon solely as an integral system, the capabilities of which include, but need not be limited to, reading bar code symbols and performing data processing operations on data represented by such symbols, or as a constituent part of such a system, for its own use or for resale or lease by Telxon or any of its VARs to others or in performing maintenance and repairs (E.G., a Symbol L52000 laser scanner must be resold by Telxon with a Telxon portable computer).

ARTICLE 8 - SERVICE AGREEMENT; CONFIDENTIALITY


        8.1 Telxon shall be authorized to service Symbol and MSI products sold by Telxon pursuant to the Service Agreement previously separately executed by the parties in the form which was attached as Exhibit "B" to the Supply and License Agreement. Symbol and MSI agree to supply service parts to Telxon at their best prices available to OEMs as from time to time in effect.


        8.2 Each of Symbol and MSI represents, warrants, covenants and agrees in favor of Licensee, and Licensee represents, warrants, covenants and agrees in favor of Symbol and MSI, that it has since the Original Effective Date kept in confidence and prevented the disclosure to any unauthorized person or persons of, and will at all times after the Amendment Effective Date keep in confidence and prevent the disclosure to any unauthorized person or persons of, all proprietary or confidential information provided to such Party by any other Party in connection with the Supply and License Agreement or this Agreement (hereinafter "Proprietary Information"); provided, however, that no Party shall be liable for disclosure or use of any such information provided to it by another Party if the same:


        (i)     was in the public domain at the time it was disclosed; or


        (ii)    was known to such Party at the time of the disclosure; or

                (iii) is disclosed with the prior written approval of the other Party which provided the subject information to such Party; or


                (iv)    was independently developed by such Party; or


                (v) becomes known to such Party from a source other than another Party without breach of a confidentiality agreement.


        Disclosure of any Proprietary Information by a Party shall not be precluded hereunder if such disclosure is:


        (1) in response to a valid order of a court of competent jurisdiction or government body of the United States or any political subdivision thereof; provided, however, that such Party shall:


                (a) provide immediate notification of such order to the other Party which provided the subject information to such Party; and


                (b) first make a good faith effort to obtain a protective order requiring that the Proprietary Information so disclosed be used only for the purpose for which such order was issued; or

                (2)     otherwise required by law.


        A Party shall establish such procedures and perform such acts as the Party providing Propriety Information to it may reasonably request in order to preserve and protect the Proprietary Information from improper or inadvertent disclosure; provided, however, that the standard of care imposed upon the receiving Party hereunder shall be no greater than that standard that the Party providing such information applies in protecting its Proprietary Information.


ARTICLE 9 - REPRESENTATIONS AND WARRANTIES


        9.1 Symbol and MSI each represent and warrant to Telxon, and Telxon represents and warrants to Symbol and MSI, that it has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms. Symbol, MSI and Telxon each further represent that the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not:


                (i) conflict with its Certificate of Incorporation or bylaws; or


                (ii) result in a breach or violation of any material provision of or constitute a default, or an event which, with notice or passage of time or both would constitute a default under any material indenture, mortgage, deed of trust, pledge agreement, lease, license, evidence of indebtedness or other agreement or instrument, or any law, statute rule or order, decree or restriction to which it is a party or by which it or its property is bound.


        9.2 Symbol warrants that it has title to the patents licensed by it as licensor hereunder, and Symbol and MSI further warrant that MSI has title to the patents licensed by it as licensor hereunder or has duly assigned ownership thereof to, and ownership thereof now resides in, Symbol (to the extent any such assignments have been or are hereafter made, Symbol agrees to be bound by all of MSI's obligations under this Agreement as licensor of such assigned patents).


ARTICLE 10 - TERM AND TERMINATION


        10.1 This Agreement shall commence on the Amendment Effective Date and shall continue in full force until the last to expire of any issued patents included within the Licensed Patent Rights unless earlier terminated as provided below, provided that the right and license granted to Licensee hereunder to use, sell, lease, integrate, repair, maintain, service, support, reconstruct, reconfigure, upgrade and enhance products licensed hereunder and covered by any claim of the Licensed Patent Rights (the "Surviving Rights") shall, with respect to products transferred by Licensee to third parties by sale or lease prior to any such early termination or within 90 days after such early termination (Licensee having the continuing right during such 90 day period to make or have made (subject, in the case of Laser Products, to the terms of Section 4.2 and to the payment of royalties under Section 6.2 with respect thereto) products to fill sales and leases during such period), survive any such early termination and continue in full force and effect thereafter until the expiration of the applicable patent(s) included within the Licensed Patent Rights.


        10.2 In case of any material breach of this Agreement by Licensee and provided that neither Symbol nor MSI is then in material default in the performance of any of their respective obligations under this Agreement:


                (i) Symbol shall have the right to terminate this Agreement and/or to institute legal proceedings or take other action to enforce such breach; provided, however, that Symbol shall be obligated first to provide Licensee at least sixty (60) days written notice of its intention to terminate or to institute such proceedings or other enforcement action specifying the breach constituting cause for such termination or enforcement action, and if Licensee shall remedy such failure during such sixty (60) day period, then


                        (a) this Agreement shall not be terminated on the date
                specified in such notice,


                        (b) Symbol shall not take any enforcement action with
                respect to such remedied breach, and


                        (c) the remedied breach shall not limit or restrict
                Licensee in its exercise of any rights or remedies it may have against Symbol or MSI under this Article 10.

                (ii) In the case of a breach of the Field provisions of the licenses granted under this Agreement which is cured by Licensee (by ceasing the breaching conduct, or modifying the product in question so as to make it no longer violative of the Field provisions, or otherwise) within the sixty (60) day period after notice of breach provided by Symbol as required by clause (i) of this Section 10.2, Licensee shall, notwithstanding such timely cure, pay to Symbol, as fixed and agreed upon liquidated damages for such breach, in lieu of all other damages or rights to which Symbol or MSI may be entitled, cash in the amount of fifteen percent (15%) of the Net Sales Value of any products which violate the Field provisions. Such liquidated damages shall be payable as provided in Sections 6.4 and 6.5.


                (iii) In addition to any other rights Symbol or MSI may have in connection with any termination of this Agreement pursuant to clause (i) of this Section 10.2, Symbol shall have the right in such event to terminate the licenses granted Licensee in this Agreement and to injunctive relief and specific performance in accordance with U.S. patent laws to enjoin Licensee, either directly or by inducement of others, from making, having made, using or selling any product covered by any claim of the Licensed Patent Rights.


        10.3 Licensee, after any termination of this Agreement, including the expiration of the last of the Licensed Patent Rights, shall render a final report, prepared in accordance with the requirements of Section 6.5, for all

Royalty Bearing Products made, had made, used, sold or leased by Licensee pursuant to the licenses granted to Licensee hereunder from the date of the report last provided pursuant to said Section 6.5 up to the termination date. Such final report shall be made within sixty (60) days after the termination date.


        10.4 Provided that neither Symbol nor MSI is in material default in the performance of any of their respective obligations under this Agreement at the time of any termination of this Agreement, such termination shall not excuse Licensee's obligation to make payments of sums due and payable at the time of any termination thereof, or sums due and payable at a time after the termination date based upon Licensee's use of the rights licensed under this Agreement prior to termination. Nor shall any termination of this Agreement excuse any Symbol or MSI obligation which is not automatically extinguished by such termination.


        10.5 In case of any material breach of this Agreement by Symbol or MSI and provided that Licensee is not then in material default in the performance of any of its obligations under this Agreement, Licensee shall be entitled, in addition to any other rights it may have, to immediate injunctive relief (including, without limitation, a temporary order restraining any threatened or further breach) against such breaching Party to enforce the rights licensed to Licensee hereunder and to specific performance of any breached obligation hereunder; provided, however, that Licensee shall be obligated, before instituting legal proceedings or taking other action to enforce such breach, to provide the breaching party with written notice of its intention to institute such proceedings or other enforcement action specifying the breach constituting cause for such enforcement action, and if the breaching party shall remedy such failure within sixty (60) days of such notice, then (a) Licensee shall not take any enforcement action with respect to such remedied breach, and (b) the remedied breach shall not limit or restrict Symbol in its exercise of any rights or remedies it may have against Licensee under this Article 10.


        10.6 Upon the assuming of operational control of Telxon, or the assignment of this Agreement to a purchaser of all or substantially all of Telxon's Integrated Terminal business, by a company which manufactures or designs laser technology products for reading bar code symbols, the license granted to Licensee under the Symbol Patents pursuant to this Agreement may be terminated at Symbol's option; provided (i) that such termination shall only be upon notice by Symbol of at least 90 days, (ii) that Symbol shall continue to fulfill all of its obligations under this Agreement during the notice period, and (iii) that Symbol shall continue to furnish and supply parts and service for a period of six months following such termination. Any such termination shall not affect the obligations of either party under any other terms of the Agreement.


        10.7 Upon any termination of this Agreement by Symbol in the exercise of a legal right to terminate, the licenses granted to Licensee under this Agreement shall be automatically cancelled in their entirety, including those licenses for which a partially paid-up license has been granted.


        10.8 Provided that Licensee shall have paid in full the amounts due Symbol pursuant to Sections 6.2(b) and 7.1, the provisions of Sections 6.9, 7.2 and 7.3 shall survive the expiration or earlier termination of this Agreement for any reason whatsoever and notwithstanding any breach of any other provision of this Agreement.


ARTICLE 11 - NO ASSIGNMENT


        11.1 Except as otherwise permitted by Section 11.2 (each a "Permitted Assignment"), this Agreement and the rights and licenses granted to Licensee
hereunder may not be assigned by Licensee.   Any purported assignment of this
Agreement, in whole or in part, or of any license, interest, or other right granted or created hereby other than in accordance with this Article 11 shall be null and void and of no force and effect and shall in no way affect the obligations of Licensee hereunder.


        11.2 This Agreement and the rights and licenses granted to Licensee hereunder may be assigned by Licensee only (a) to a purchaser of all or substantially all of the assets used by Licensee in its Integrated Terminal business (provided that any such assignment shall be subject to the provisions of Section 10.6); (b) to a Subsidiary of Licensee, provided that any such assignment shall not relieve Licensee of any of its obligations hereunder and Licensee shall cause such Subsidiary to comply with all of the terms of this Agreement; (c) with the prior written consent of Symbol; or (d) in accordance with and subject to such other conditions as may be agreed to in writing by the parties. Any assignment of this Agreement or any rights or licenses granted hereunder to a Subsidiary of Licensee pursuant to clause (b) above shall not, as between Symbol, MSI and Licensee, limit or terminate the rights and licenses granted to Licensee hereunder. Any such assignment to a Subsidiary of Licensee shall be effective only so long as the assignee continues to be a Subsidiary of Licensee and except for the Surviving Rights, which shall continue in full force and effect without time limitation, shall be of no force and effect immediately upon such assignee ceasing to be a Subsidiary of Licensee.


        11.3 Except as otherwise provided herein, this Agreement is solely for the benefit of, and is binding upon, the Parties hereto, and nothing in this Agreement is intended to convey to any other person or entity any right, remedy, obligation or liability under or by reason of this Agreement. This Agreement shall inure to the benefit of and be binding upon Licensee and its successors and, subject to the provisions of Sections 11.2 and 13.7, permitted assigns.


ARTICLE 12 - NOTICES


        Except as otherwise set forth herein, all notices given in connection with this Agreement shall be in writing and shall be delivered by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by express courier or by delivery service, addressed to the Parties hereto at the following addresses:

        To Symbol or MSI:                 To Licensee:

        Symbol Technologies, Inc.         Telxon Corporation
        116 Wilbur Place                  3330 West Market Street
        Bohemia, New York  11716          Akron, Ohio  44333

        Attn:  President                  Attn:  President
                                          with a copy to the Telxon Legal
                                          Department
or at such other address and number as a Party shall have previously designated by written notice given to another Party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by telegram, telex, telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telex, telecopy or other facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.


ARTICLE 13 - MISCELLANEOUS


        13.1 This Agreement constitutes the entire agreement and understanding between the Parties as to the subject matter hereof, and supersedes and replaces all prior or contemporaneous agreements, written or oral, as to the subject matter, including, without limitation, the Supply and License Agreement. Without limiting the generality of the foregoing but subject to the payment in full of the amounts due Symbol under Section 7.1, the provisions of the Supply and License Agreement entitling Symbol to the payment of Liquidated Damages (as defined therein) shall be void AB INITIO, and Symbol hereby forever waives, releases and terminates any and all right or claim it may have or may at any time have had or could have to such Liquidated Damages. This Agreement constitutes an amendment to the Supply and License Agreement within the meaning of Section 16.1 thereof.

        13.2 Any term or provision of this Agreement which is invalid or unenforceable or in conflict with the law of any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without affecting the validity of the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction.


        13.3 Neither this Agreement nor any provision hereof may be released, discharged, waived, abandoned, amended or modified in any manner, except by an instrument in writing signed on behalf of each of the Parties hereto by their duly authorized officers or representatives, provided that any release, discharge, waiver, abandonment, amendment or modification affecting the license of any patent rights hereunder, the royalty payable with respect thereto, any sale of products hereunder, or any information provided or to be provided pursuant hereto need only be signed by Licensee and whichever of Symbol and/or MSI owns the affected patent, is entitled to receive the affected payment, is obligated to or agrees to make the affected sale of products or provided or is obligated to provide the subject information.


        13.4 Any waiver of a default or condition hereof by any Party shall not be deemed a continuing waiver of such default or condition. Any delay or omission by any Party to exercise any right or remedy under this Agreement shall not be construed to be a waiver of any such right or remedy or any right hereunder. All of a Party's rights under this Agreement shall be cumulative and may be exercised separately or concurrently.

        13.5 This Agreement does not constitute a partnership, joint venture or agency between Licensee, on the one hand, or Symbol or MSI, on the other, nor shall Licensee, on the one hand, or Symbol or MSI, on the other, hold itself out as a partner, joint venturer or agent of Symbol and/or MSI or of Licensee, respectively, contrary to the terms hereof by advertising or otherwise, nor shall Licensee, on the one hand, or Symbol or MSI, on the other, become bound or become liable because of any representation, action or omission of Symbol and/or MSI or of Licensee, respectively.


        13.6 It is expressly understood and agreed that this Agreement is not conditioned upon, and does not require or contemplate, Licensee to purchase or license-from Symbol or MSI any products, including LS 20 scan modules or LS 2000 hand-held laser scanners, or other hardware or software products, or for Licensee to enter into any other agreement with Symbol or MSI, such as for software maintenance or service. Licensee is free to manufacture, or contract with other manufacturers and suppliers, for the procurement of scan modules, hand-held laser scanners, or other hardware or software products, or for maintenance or services, subject to any applicable intellectual property rights of Symbol, MSI or third parties pertaining thereto.


        13.7 Except as otherwise expressly permitted by this Agreement, no Party may subcontract, assign or delegate any of its duties under this Agreement without, in the case of any subcontracting, assignment or delegation by Symbol or MSI, the prior written consent of Licensee, and in the case of any subcontracting, assignment or delegation by Licensee, the prior written consent of Symbol, and any purported assignment made without first obtaining such consent shall be null and void. In the event of any authorized assignment, the assigning Party shall remain liable for the performance of all of its obligations hereunder. MSI shall be entitled to assign and delegate to Symbol all of its rights and obligations under this Agreement without the necessity of first obtaining the consent of Licensee thereto, and Symbol hereby agrees to cause MSI to perform, or to itself perform, all of MSI's obligations under this Agreement.


        13.8 Except as required by law or necessary in connection with the prosecution or defense of any judicial, administrative or arbitration proceeding relating to this Agreement, no Party shall make any press release or other public disclosure or announcement regarding this Agreement or any transaction contemplated herein unless the same shall have been mutually approved in advance by Licensee and Symbol, which approvals shall not be unreasonably withheld or delayed.


        13.9 This Agreement shall be governed by, performed under and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.


        13.10 Each Party hereby irrevocably and unconditionally:


        (a) submits for itself and its property in any legal action or proceeding relating to this Agreement or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern

District of New York, the courts of the State of Ohio, the courts of the United States of America for the Northern District of Ohio, and appellate courts from any thereof;


        (b) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding and agrees not to plead or to claim the same;


        (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address set forth in Article 12; and


        (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on the day and year first above written.

                                         SYMBOL TECHNOLOGIES, INC.

                                         By: /s/ Leonard Goldner
                                           ------------------------------------
                                           Senior Vice President

                                         MSI DATA CORPORATION

                                         By: /s/ Leonard Goldner
                                           ------------------------------------
                                           Vice President

                                          TELXON CORPORATION

                                         By: /s/ Dan R. Wipff
                                           ------------------------------------
                                           Senior Executive President